EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:  James W. Shepperd
          Chief Financial Officer
          The National Registry Inc.
          (813) 636-0099

       THE NATIONAL REGISTRY INC. ANNOUNCES $2.1 MILLION EQUITY INVESTMENT

TAMPA, FL (JULY 19, 1999) - The National Registry Inc. (NRI) (NASDAQ: NRID) today announced that it had received subscriptions from 26 investors to purchase
1.7 million shares of the Company's common stock and warrants in a $2.1 million private placement. Officers and directors of the Company purchased approximately 13% of the offering. $1.8 million has been received and deposited by the Company with the balance of the committed funds expected by July 23, 1999.

As part of the placement, investors received warrants to purchase an additional share of common stock for every two shares purchased in the private placement. The warrant shares may be purchased from the Company at any time during the next two years for $1.00 per share. The Company has also agreed to file a registration statement with the Securities and Exchange Commission to register the common stock that will be issued to the investors.

"This financing allows us to continue to move forward in establishing our OEM and distribution channel relationships," said Jeffrey P. Anthony, Chairman and Chief Executive Officer. "As technology managers redirect their attention from Year 2000 problems to enhanced network and internet security issues, we expect to see increased interest in biometric security solutions. With the proceeds from this offering we will be able to continue to enhance our Secure Authentication Facility (SAF(TM)) product line, support infrastructure, and implement brand development strategies to position SAFLINK as the trusted source of solutions in this emerging new market."

The National Registry Inc. and its wholly-owned subsidiary, SAFLINK Corporation, based in Tampa, Florida, bring the Power of Biometric Identification(TM) to enterprise networks and the Internet. The Company provides cost-effective multi-biometric software solutions to verify individual identity, to protect business and personal information, and to replace passwords and PINs in order to safeguard and simplify access to electronic systems and enable new online services for customers. The Company's Secure Authentication Facility (SAF(TM)) suite of multi-biometric network security products delivers enterprise-level secure access control to a range of software platforms and network applications, including Microsoft(R) Windows NT(R) and Internet Information Server(R), Novell Netware(TM), and Computer Associates' Unicenter(R) TNG(TM) and its Single Sign-On(TM) option. Further information is available through the Company's world wide web site (http://www.saflink.com).

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SAF, SAFtyLatch, and SAFLINK are trademarks of The National Registry Inc. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

THE AFOREMENTIONED REMARKS CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES INCLUDING WITHOUT LIMITATION THOSE RELATED TO THE TIMING, COSTS AND REVENUE OF MARKETING THE COMPANY'S PRODUCTS THROUGH OEM AND CHANNEL DISTRIBUTION PARTNERS AND THROUGH OTHER RESELLERS, THOSE RELATING TO INDUSTRY TRENDS, THOSE RELATING TO COMPETITION AND THOSE RELATING TO FINANCING PLANS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED ABOVE.

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